Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 29th day of August, 2018, by and between HCP OYSTER POINT III LLC, a Delaware limited liability company (“Landlord”), and GLOBAL BLOOD THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease dated March 17, 2017 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of a total of approximately 67,185 rentable square feet of space (the “Original Premises”) located on the second (2nd) and third (3rd) floors of that certain building located at 171 Oyster Point Boulevard, South San Francisco, California 94080 (the “Original Building”).

B. Landlord and Tenant desire to relocate the leased premises from the Original Premises to that certain space consisting of approximately 164,150 rentable square feet of space (the “Substitute Premises”) comprising the entirety of the building located at 181 Oyster Point Boulevard, South San Francisco, California 94080 (the “Substitute Building”), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Original Premises.

2.1 In General. Landlord and Tenant hereby acknowledge and agree that Tenant may continue to occupy the Original Premises on all of the terms of the Lease (except, following the Substitute Premises Commencement Date, the obligation to pay Base Rent and Direct Expenses with respect thereto, subject to the terms below) until the date (the “Surrender Date”) which is sixty (60) days following the Substitute Premises Commencement Date (as that term is defined in Section 3.1 below), and notwithstanding any provision to the contrary contained in the Lease, Tenant shall quit and surrender and deliver exclusive possession to Landlord of the Original Premises in accordance with the terms of the Lease as if the Lease had terminated. Notwithstanding the foregoing, if the Substitute Premises Commencement Date

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occurs prior to Landlord’s delivery of the Substitute Premises in the required condition due to Tenant Delay, at Tenant’s request, the commencement of the sixty (60) day period and the Surrender Date shall be delayed by up to one (1) day for each such day of delay (not to exceed sixty (60) days), and Tenant may continue to occupy the Original Premises during such interim period on all of the terms of the Lease (including the obligation to pay Base Rent, Direct Expenses and Additional TI Allowance Payments with respect thereto). Subject to the foregoing, effective as of the Substitute Premises Commencement Date, Tenant’s lease of the Original Premises shall automatically terminate and be of no further force and effect, except those obligations of Tenant set forth in the Lease, as amended hereby, which relate to the term of Tenant’s lease of the Original Premises (as modified above) and/or which specifically survive the expiration or earlier termination of Tenant’s lease of the Original Premises, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, as amended, with respect to the Original Premises through and including the Substitute Premises Commencement Date (collectively, the “Survival Obligations”); provided, however, notwithstanding anything to the contrary herein, subject to the terms of Section 2.3 below or pursuant to this Section 2.1 above, Tenant shall have no obligation to pay Base Rent or Direct Expenses with respect to the Original Premises after the Substitute Premises Commencement Date. Effective as of the day immediately following the Substitute Premises Commencement Date, the Original Premises shall no longer be a part of the “Premises” and, effective as of the Substitute Premises Commencement Date, the term “Premises” shall refer solely to the Substitute Premises and the term “Building” shall refer solely to the Substitute Building, and all references to the Lease Commencement Date, as to the Substitute Premises, shall mean the Substitute Premises Commencement Date. In addition, Tenant’s termination rights under Sections 11 and 13 of the Lease shall apply with respect to the Substitute Premises commencing on the date of this First Amendment.

2.2 Condition of Original Premises. Tenant acknowledges that Tenant has been and is in occupancy of the Original Premises pursuant to the Lease, and is fully aware of the condition of the Original Premises. In addition, except for Landlord’s ongoing repair and restoration obligations expressly set forth in the Lease, Tenant shall continue to accept the Original Premises in its “as is” condition, and Landlord shall not be obligated to provide or pay for any improvements or alterations to the Original Premises. Tenant also acknowledges that, except as may be expressly set forth in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Original Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant’s business.

2.3 Surrender of Original Premises. Effective as of the Surrender Date, Tenant hereby agrees to vacate the Original Premises and surrender and deliver exclusive possession of the Original Premises to Landlord on or before the Surrender Date in accordance with the provisions of the Lease and thereafter, Tenant shall have no further obligations with respect to the Original Premises, except with respect to the Survival Obligations. Tenant hereby agrees to endeavor to decommission (the “Decommissioning Process”) and surrender the Original Premises to Landlord as quickly as reasonably possible in the event Landlord has leased the Original Premises to a third-party tenant. In the event that Tenant fails to vacate the Original Premises and surrender and deliver exclusive possession of the Original Premises to Landlord on or before the Surrender Date in accordance with the provisions of the Lease, then (subject to the terms of this Section 2.3, below and Section 15.4 of the Lease) Tenant shall be deemed to be in holdover of the Original Premises from and after such date and shall be subject to the terms of

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Article 16 of the Lease. Subject to the terms of this Section 2.3, Tenant shall not be required to restore any improvements or alterations that are in the Original Premises as of the date hereof, and may surrender the Original Premises in satisfaction of its surrender obligations under the Lease vacant, broom clean and otherwise in substantially the same condition as of the date hereof. Notwithstanding the foregoing, if the Decommissioning Process has not been completed by the Surrender Date, then, subject to the terms of Section 5.3.4.4 of the Lease, during the period from the Surrender Date to the date Tenant completes the Decommissioning Process (which may not exceed an additional thirty (30) days), Tenant shall not be considered to be in holdover but shall be required to pay Base Rent and Tenant’s Share of Direct Expenses for the Original Premises at the rate applicable immediately prior to the Substitute Premises Commencement Date (prorated as applicable).

2.4 Representations of Tenant. Tenant represents and warrants to Landlord that (i) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or in the Original Premises; (ii) no other person, firm or entity has any right, title or interest in the Lease or in the Original Premises through Tenant; (iii) Tenant has the full right, legal power and actual authority to enter into this First Amendment and to terminate Tenant’s lease with respect to the Original Premises without the consent of any person, firm or entity; and (iv) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Surrender Date there shall not be any, mechanic’s liens or other liens encumbering all or any portion of the Original Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease with respect to the Original Premises, the representations and warranties set forth in this Section 2.4 shall survive the Surrender Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

2.5 Additional TI Allowance Payments. Pursuant to Section 4(b) of the Tenant Work Letter attached to the Lease, Tenant was entitled to an Additional TI Allowance in the amount of $1,679,625.00. Tenant elected to utilize the entirety of the Additional TI Allowance, and accordingly Tenant was required to make Additional TI Allowance Payments in the amount of $22,159.18 throughout the Lease Term of the Original Premises, and therefore, notwithstanding the termination of the lease with respect to the Original Premises as of the Substitute Premises Commencement Date, Tenant shall nonetheless continue to be obligated to make such payments through and including December 2027, and such obligation shall be deemed a Survival Obligation.

3. Modification of Premises.

3.1 In General. Effective as of the date (the “Substitute Premises Commencement Date”) the Premises are “Ready for Occupancy”, as defined in the Tenant Work Letter attached hereto as Exhibit B, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Substitute Premises on the terms and conditions set forth in the Lease, as hereby amended. To the extent a portion of the Substitute Premises is Ready for Occupancy prior to the Substitute Premises Commencement Date, provided such occupancy will not delay Landlord’s completion of the Tenant Improvements and Landlord’s Work in the remainder of the Substitute Premises, Tenant shall have the right, by delivering written notice to Landlord, to occupy for the conduct of its business any such portion. Such occupancy shall not accelerate the Substitute

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Premises Commencement Date or the Surrender Date and shall be on all of the terms of the Lease and this First Amendment, except that Tenant shall only pay Base Rent on the square footage occupied by Tenant at the Monthly Base Rent Rate per rentable square foot set forth in Section 4.2 with respect to months 1-12 of the Substitute Premises Term and Tenant’s Share shall be based on the square footage actually occupied by Tenant during such period.

3.2 Substitute Premises Term; Option Term. Landlord and Tenant acknowledge that the Lease Term is scheduled to expire on December 14, 2027, pursuant to the terms of the Lease. Notwithstanding anything to the contrary set forth in the Lease, the Lease Term is hereby extended and shall expire on the day prior to the tenth (10th) anniversary of the Substitute Premises Commencement Date, unless sooner terminated as provided in the Lease, as hereby amended (the “New Lease Expiration Date”). The period of time beginning on the Substitute Premises Commencement Date and ending on the New Lease Expiration Date shall be referred to herein as the “Substitute Premises Term.” For purposes of this Lease, the term “Substitute Year” shall mean each consecutive twelve (12) month period during the Substitute Premises Term. Landlord and Tenant acknowledge and agree that Tenant shall continue to have one (1) option to extend the Lease Term for a period of ten (10) years in accordance with, and pursuant to the terms of, Section 2.2 of the Lease; provided, however, all references therein to the “Lease Term” shall be deemed to refer to the “Substitute Premises Term”.

3.3 Condition of Substitute Premises. Except as specifically set forth in the Lease or this First Amendment, including the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Substitute Premises, and Tenant shall accept the Substitute Premises in its presently existing, “as-is” condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Substitute Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant’s business, except as may be specifically set forth in the Lease, this First Amendment and the Tenant Work Letter attached hereto. Notwithstanding the foregoing, Landlord shall construct the improvements in the Substitute Premises pursuant to the terms of the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”). Landlord shall deliver the Substitute Premises to Tenant in good, vacant, broom clean condition in compliance with all applicable laws (to the extent required to allow the legal occupancy of the Substitute Premises), Ready for Occupancy, with all closures in connection with previous Hazardous Materials use completed and otherwise in the same condition as of the date hereof, with the roof water-tight and shall cause the plumbing, electrical systems, fire sprinkler system, lighting and other building systems serving the Premises to be in good operating condition and repair on the Substitute Premises Commencement Date. Notwithstanding anything in this Lease to the contrary, in connection with the foregoing Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any failed or inoperable portion of the Building mechanical systems serving the Premises during the first twelve (12) months of the Substitute Premises Term (“Warranty Period”), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, “Tenant Damage”), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant. Landlord shall coordinate such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed

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to minimize interference with Tenant’s use of the Premises. To the extent repairs which Landlord is required to make pursuant to this Section 3.3 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. Notwithstanding the foregoing, the terms of the last sentence of Section 1.1.1 of the Lease shall apply with respect to the Substitute Premises. In addition, notwithstanding anything to the contrary herein or in the Lease, Landlord shall use commercially reasonable efforts to utilize any warranties to repair the Building and Building Systems before seeking to pass through any repair costs to Tenant that could be considered capital expenditures.

3.4 Late Delivery. The last two (2) sentences of Section 2.1 of the Lease are hereby deleted and shall be of no applicability to the Substitute Premises. If Landlord has not delivered possession of the Substitute Premises in the condition required by Section 4, above, (1) on or before July 1, 2020, then, as Tenant’s sole remedy for such delay, the date Tenant is otherwise obligated to commence payment of rent with respect to the Substitute Premises shall be delayed by one day for each day that the delivery date is delayed beyond such date or (2) October 1, 2020, then Tenant shall also have the right to cause this First Amendment to be null and void, upon written notice to Landlord (the “First Amendment Termination Notice”) in which event this First Amendment shall be deemed null and void and of no further force or effect, the Lease shall remain unmodified and in full force and effect with respect to the Original Premises and accordingly, Tenant shall continue to lease the Original Premises from Landlord pursuant to the terms of the Lease (without the modifications set forth in this First Amendment), whereupon any monies previously paid by Tenant to Landlord with respect to periods after such termination shall be reimbursed to Tenant. The foregoing dates shall be extended to the extent of any delays in delivery of possession caused by Tenant Delay, as provided in Section 1(j) of the Tenant Work Letter, war, terrorism, acts of God, natural disaster, civil unrest, governmental strike or area-wide of industry-wide labor disputes, inability to obtain services, labor, or materials or reasonable substitutes therefor, or delays due to utility companies that are not the result of any action or inaction of Landlord (provided that such delay shall not extend any such date by more than ninety (90) days).

4. Base Rent.

4.1 Original Premises. On and prior to the Substitute Premises Commencement Date, Tenant shall continue to pay Base Rent for the Original Premises in accordance with the terms of the Lease and Tenant shall have no obligation to pay Base Rent or Additional Rent with respect to the Original Premises thereafter (subject to the terms of Section 2.1 above).

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4.2 Substitute Premises. Notwithstanding anything to the contrary set forth in the Lease, commencing on the Substitute Premises Commencement Date and continuing throughout the Substitute Premises Term, the Base Rent schedule set forth in Section 4 of the Summary of Basic Lease Information shall be deleted and Tenant shall pay to Landlord monthly installments of Base Rent for the Substitute Premises as follows, and otherwise in accordance with the terms of the Lease:

Substitute Year	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1 (months 1 – 5)	$5,269,215.00	$439,101.25	$5.35
1 (months 6 – 12)	$10,538,430.00	$878,202.50	$5.35
2	$10,912,692.00	$909,391.00	$5.54
3	$11,294,636.22	$941,219.69	$5.73
4	$11,689,948.49	$974,162.37	$5.93
5	$12,099,096.68	$1,008,258.06	$6.14
6	$12,522,565.07	$1,043,547.09	$6.36
7	$12,960,854.85	$1,080,071.24	$6.58
8	$13,414,484.77	$1,117,873.73	$6.81
9	$13,883,991.73	$1,156,999.31	$7.05
10	$14,369,931.44	$1,197,494.29	$7.30

*

Note that for the first five (5) months of the Substitute Premises Term, Tenant’s Base Rent obligation has been calculated as if the Substitute Premises contained only 82,075 rentable square feet. Such calculation shall not affect Tenant’s right to use the entire Substitute Premises, or Tenant’s obligations under this Lease with respect to the entire Substitute Premises, including without limitation, Tenant’s obligation to pay Tenant’s Share of Direct Expenses with respect to the Substitute Premises, all in accordance with the terms and conditions of the Lease.

5. Tenant’s Share of Direct Expenses.

5.1 Original Premises. Notwithstanding anything in the Lease, as hereby amended, to the contrary (i) Tenant shall continue to be obligated to pay Tenant’s Share of Direct Expenses in connection with the Original Premises which arise or accrue on and prior to the Substitute Premises Commencement Date in accordance with the terms of the Lease, and (ii) subject to the terms of Section 2.3, above, Tenant shall not be obligated to pay Tenant’s Share of Direct Expenses in connection with the Original Premises attributable to any period of time on after the Substitute Premises Commencement Date.

5.2 Substitute Premises. Commencing on the Substitute Premises Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses which arise or accrue on and after the Substitute Premises Commencement Date in connection with the Substitute Premises in accordance with the terms of the Lease. Notwithstanding anything to the contrary set forth in the Lease, as hereby amended, effective as of the Substitute Premises Commencement Date, for purposes of calculating Tenant’s Share of Direct Expenses in connection with the Premises, Tenant’s Share shall equal 100% of the Substitute Building.

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6. Parking. Section 9 of the Summary is hereby deleted and replaced with the following: “389 unreserved parking spaces, subject to the terms of Article 28 of the Lease.” All of the parking spaces available located within the podium under the Substitute Building shall be reserved parking spaces for Tenant’s use, which shall be included in the total parking space count of 389 spaces.

7. Services and Utilities. Effective as of the Substitute Premises Commencement Date, Sections 6.1 and 6.2 of the Lease are deleted in their entirety and replaced with the following:

“6.1 In General. Landlord will be responsible, at Tenant’s sole cost and expense (subject to the terms of Section 4.2.4, above), for the furnishing of heating, ventilation and air-conditioning, electricity, and water services to the Premises. Landlord shall not provide janitorial or telephone services for the Premises. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with applicable laws. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects.

Tenant shall cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Provided that Landlord agrees to provide and maintain and keep in continuous service utility connections to the Project, including electricity, water and sewage connections, Landlord shall have no obligation to provide any services or utilities to the Building, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone, janitorial and interior Building security services, except as set forth in this Section 6.1, above.

6.2 Tenant Payment of Utilities Costs. After the Lease Commencement Date, to the extent that any utilities (including without limitation, electricity, gas, sewer and water) to the Building are separately metered or sub-metered to the Premises, such utilities shall either be contracted for and paid directly by Tenant to the applicable utility provider, or reimbursed by Tenant to Landlord within thirty (30) days after billing. After the Lease Commencement Date, to the extent that any utilities (including without limitation, electricity, gas, sewer and water) to the Building are not separately metered to the Premises, then Tenant shall pay to Landlord, within thirty (30) days after billing, an equitable portion of the Building utility costs, based on Tenant’s proportionate use thereof.”

8. Repairs; Tenant Right to Perform Maintenance. The repair and maintenance obligations with respect to the Substitute Premises shall remain as set forth in the Lease, provided that Tenant shall have the right, by delivering not less than six (6) months prior written notice (the “Tenant Maintenance Notice”) to Landlord, to assume the responsibility for the routine maintenance of any of the Building Systems. If Tenant makes such election and delivers the Tenant Maintenance Notice to Landlord, then promptly following the date of delivery of the Tenant Maintenance Notice Landlord and Tenant will enter into a lease amendment in the form of

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Exhibit C attached hereto (with necessary information provided necessary to complete the same), to replace Section 6.5 and Article 7 of the Lease, and provide for Tenant’s maintenance of the Building Systems.

9. Alterations. After the Substitute Premises Commencement Date, references in Section 8.1 of the Lease to “$10,000” and “$50,000” shall be changed to “$20,000”, “$100,000”, respectively.

10. Letter of Credit.

10.1 Increase in L-C Amount. The “L-C”, as that term is defined in Section 21.1 of the Lease, currently held by Landlord is in the amount of $905,930.90. In connection with this First Amendment, Landlord and Tenant herby agree that the L-C Amount shall be increased to a new total amount equal to $2,394,988.48 (the “New L-C Amount”). Accordingly, within ten (10) business days after the full execution and delivery of this First Amendment, Tenant shall provide Landlord with either (i) a new L-C in such amended L-C Amount, which new L-C complies with the requirements of Article 21 of the Lease and Landlord shall concurrently return the existing L-C, or (ii) an amendment to the L-C (in form and content reasonably acceptable to Landlord) in order that the L-C, as amended, is in the New L-C Amount. Section 21.7 of the Lease is hereby deleted.

10.2 Conditional Reduction in New L-C Amount. Notwithstanding anything to the contrary in this Lease, provided that (a) Tenant maintains a market capitalization in excess of Two Billion Dollars ($2,000,000,000.00) (the “Market Cap Test”) as measured as the product of the number of shares outstanding and the closing price of the stock on the last business day of each month during the third (3rd) Substitute Year, and (b) Tenant is not in default beyond applicable notice and cure periods under this Lease at the expiration of the third (3rd) Substitute Year, the New L-C Amount shall be reduced by fifty percent (50%) upon the first day of the fourth (4th) Substitute Year. If Tenant does not meet the Market Cap Test in the third (3rd) Substitute Year, then on the first time after the third (3rd) Substitute Year that Tenant meets the Market Cap Test for a continuous twelve (12) month period, and is not in default beyond applicable notice and cure periods under this Lease, then the New L-C Amount shall be reduced by fifty percent (50%).

11. Exterior Signage. In connection with the Substitute Premises, Tenant shall be entitled to the Tenant Signage set forth in Section 23.1 of the Lease with respect to the Substitute Premises, and in addition, Tenant Signage shall include one (1) sign on the building monument sign located outside the Substitute Building entry and sign(s) on the south and east side(s) of the top of the Substitute Building in the locations reasonably and mutually agreed upon by Landlord and Tenant (but no more than one (1) sign per side of the Substitute Building), subject to the receipt of all governmental approvals and Landlord’s approval.

12. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Jones Lang LaSalle and CBRE, Inc. (collectively, the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities,

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lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker accruing by, through or under the indemnifying party. The terms of this Section 12 shall survive the expiration or earlier termination of the Lease, as hereby amended.

13. California Required Disclosures. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas, the Original Premises, and the Substitute Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 of the Lease, but subject to Section 10.2 of the Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord’s option, either perform such repairs at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs. The terms of this Section 13 do not amend or reduce the obligations of Landlord and Tenant set forth in the Lease regarding compliance with applicable laws and repair and maintenance of the Premises and the Project, but apply solely to the obligations of Landlord and Tenant in connection with Tenant’s election to conduct a CASp inspection hereunder

14. Generator; Chemical Storage Room. The Substitute Building will have (a) a “Generator” as provided in Section 6.5 of the Lease (the terms of which are subject to modification in the event Tenant delivers the Tenant Maintenance Notice), and (b) a “Chemical Storage Room” as provided in Section 6.6 of the Lease, and the terms of such Section 6.6 shall apply with respect to the Substitute Premises.

15. No Deed of Trust. Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust.

16. Notice Address. After the Substitute Premises Commencement Date, notice to Tenant shall be sent to the Substitute Premises, Attn: Chief Legal Officer.

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17. Construction Period. The provisions of Sections 10.7 and 10.8 of the Lease shall apply to the Substitute Premises and Landlord’s construction of Landlord’s Work as described in Exhibit B, with the “Construction Period” to mean the period from the date of full execution and delivery of this First Amendment to the date Landlord completes construction of Landlord’s Work (including any Additional Base Building Items), and Common Areas, regardless of any Tenant Delay and without regard to the effect of any provisions of the Lease, as amended by this First Amendment, pursuant to which the Substitute Premises are deemed Ready for Occupancy in advance of its actual occurrence.

18. Tenant’s Property. Tenant’s Property, as defined in Section 8.5 of the Lease, shall also include any (a) audio-visual equipment, including monitors, (b) NMR and (c) sound masking electronic devices, in each case installed by Tenant at Tenant’s expense.

19. Direct Expenses. Upon Tenant’s request, Landlord shall use commercially reasonable efforts to promptly provide Tenant with any additional information reasonably requested by Tenant to support Direct Expenses Tenant is requested to pay under the Lease.

20. Transfer Premiums. Section 14.3 of the Lease is hereby revised to insert at the end of subpart (i) the following: “(which may include the unamortized cost of the Tenant Improvements to the extent paid for by Tenant directly rather than through the Additional TI Allowance)”. In addition, the rent reduction under Section 4.2 of this First Amendment in the first five (5) months following the Substitute Premises Commencement Date shall not be taken into consideration when calculating the Transfer Premium.

21. Cell Reception Issue. The parties acknowledge that there is currently a problem in the Project with cell phone reception inside the buildings. Prior to the Substitute Premises Commencement Date, Landlord shall, at Landlord’s sole cost (and not as an Operating Expense), use commercially reasonable efforts to remedy this problem so that there is reasonable cell reception from all of the major carriers within the Original Building and Substitute Building.

22. Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this First Amendment, the terms and provisions of this First Amendment shall prevail. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Substitute Premises and shall remain unmodified and in full force and effect.

[signatures follow on next page]

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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:			TENANT:

HCP OYSTER POINT III LLC, a Delaware limited liability company			GLOBAL BLOOD THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Scott Bohn		By:	/s/ Ted W. Love
	Name:	Scott Bohn		Name:	Ted W. Love
	Its:	Vice President		Its:	CEO

			By:	/s/ Jeffrey Farrow
				Name:	Jeffrey Farrow
				Its:	CFO

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EXHIBIT A

OUTLINE OF SUBSTITUTE PREMISES

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EXHIBIT B

TENANT WORK LETTER

1. Defined Terms. As used in this Tenant Work Letter, the following capitalized terms have the following meanings:

(a) Approved TI Plans: Plans and specifications prepared by the applicable Architect for the Tenant Improvements and approved by Landlord and Tenant in accordance with Paragraph 2 of this Tenant Work Letter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b) Architect: Landlord shall engage DGA with respect to any Tenant Improvements which Landlord is to cause to be constructed pursuant to this Tenant Work Letter.

(c) Tenant Change Request: See definition in Paragraph 2(d)(ii) hereof.

(d) Final TI Working Drawings: See definition in Paragraph 2(a) hereof.

(e) General Contractor: Landmark Builders, Hathaway Dinwiddie or another general contractor reasonably selected by Landlord and in any case approved by Tenant as a result of competitive bidding of the cost of the Tenant Improvements with respect to Landlord’s TI Work. Tenant shall have no right to direct or control such General Contractor.

(f) Landlord’s TI Work: Any Tenant Improvements which Landlord is to construct or install pursuant to this Tenant Work Letter or by mutual agreement of Landlord and Tenant from time to time.

(g) Project Manager. Project Management Advisors, Inc., or any other project manager designated by Landlord in its reasonable discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Tenant Improvements.

(h) Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause any applicable portion of the Tenant Improvements or Landlord’s Work as constructed to conform to the Approved TI Plans or this Tenant Work Letter in all material respects and that do not materially interfere with Tenant’s use or occupancy of the Substitute Building and the Substitute Premises.

(i) Substantial Completion Certificate: See definition in Paragraph 3(a) hereof.

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(j) Tenant Delay: Any of the following types of delay in the completion of construction of Landlord’s TI Work (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Landlord’s TI Work to be delayed):

(i) Any delay resulting from Tenant’s failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord’s Project Manager in connection with the design or construction of Landlord’s TI Work, or from Tenant’s failure to approve in a timely manner any matters requiring approval by Tenant;

(ii) Any delay resulting from Tenant Change Requests initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request; or

(iii) Any delay caused by Tenant (or Tenant’s contractors, agents or employees) materially interfering with the performance of Landlord’s TI Work, provided that Landlord shall have given Tenant prompt notice of such material interference and, before the first time a Tenant Delay is deemed to have occurred as a result of such delay, such interference has continued for more than twenty-four (24) hours after Tenant’s receipt of such notice.

(k) Tenant Improvements: The improvements to or within the Substitute Building shown on the Approved TI Plans from time to time and to be constructed by Landlord pursuant to the Lease (as amended) and this Tenant Work Letter. The term “Tenant Improvements” does not include the improvements existing in the Substitute Building and Substitute Premises at the date of execution of the First Amendment. Landlord hereby acknowledges that the Tenant Improvements constructed in the Substitute Premises pursuant to the terms of this Tenant Work Letter shall not be subject to removal.

(l) Unavoidable Delays: Delays due to acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, or other causes or contingencies (excluding financial inability) beyond the reasonable control of Landlord or Tenant, as applicable. Landlord shall use commercially reasonable efforts to provide Tenant with prompt notice of any Unavoidable Delays.

(m) Capitalized terms not otherwise defined in this Tenant Work Letter shall have the definitions set forth in the Lease (as amended); provided, however, all references to Premises and Building shall mean the Substitute Premises and the Substitute Building, respectively, and all references to the Lease shall mean the Lease, as modified by the First Amendment.

2. Plans and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.

(a) Approved Plans and Working Drawings for Tenant Improvements. Tenant shall promptly and diligently work with the Architect to cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) proposed schematic plans and outline specifications for the Tenant Improvements. Following mutual approval of such proposed schematic plans and outline specifications by Landlord and by Tenant (as so approved, the “Approved Schematic Plans”), Tenant shall then work with the Architect to cause to be prepared, promptly and diligently (assuming timely delivery

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by Landlord of any information and decisions required to be furnished or made by Landlord in order to permit preparation of final working drawings, all of which information and decisions Landlord will deliver promptly and with reasonable diligence), and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) final detailed working drawings and specifications for the Tenant Improvements, including (without limitation) any applicable life safety, mechanical, electrical and plumbing working drawings and final architectural drawings (collectively, “Final TI Working Drawings”), which Final TI Working Drawings shall substantially conform to the Approved Schematic Plans. Upon receipt from Tenant of proposed schematic plans and outline specifications, proposed Final TI Working Drawings, any other plans and specifications, or any revisions or resubmittals of any of the foregoing, as applicable, Landlord shall promptly and diligently (and in all events within 10 business days after receipt in the case of an initial submittal of schematic plans and outline specifications or proposed Final TI Working Drawings, and within 7 business days after receipt in the case of any other plans and specifications or any revisions or resubmittals of any of the foregoing) either approve such proposed schematic plans and outline specifications or proposed Final TI Working Drawings, as applicable, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed schematic plans and outline specifications or proposed Final TI Working Drawings into a form which will be reasonably acceptable to Landlord. Upon approval of the Final TI Working Drawings by Landlord and Tenant, the Final TI Working Drawings shall constitute the “Approved TI Plans,” superseding (to the extent of any inconsistencies) any inconsistent features of the previously existing Approved Schematic Plans. Tenant shall respond to any request for information or approval of plans or drawings from Landlord or Architect within seven (7) business days. Tenant acknowledges that the Tenant Improvements will include the items set forth on Schedule 2 to this Exhibit B, in order to allow the Substitute Premises to achieve a LEED “Silver” certification level.

(b) Cost of Improvements. “Cost of Improvement” shall mean, with respect to any item or component for which a cost must be determined in order to allocate such cost, or an increase in such cost, to Tenant pursuant to this Tenant Work Letter, the sum of the following (unless otherwise agreed in writing by Landlord and Tenant with respect to any specific item or component or any category of items or components): (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component (including, but not limited to, the Architect for such item or component and an electrical engineer, mechanical engineer, structural engineer and civil engineer, if applicable); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; (vii) costs for builder’s risk insurance; and (viii) all other “hard” and “soft” costs incurred in the construction of such item or component in accordance with the Approved TI Plans (if applicable) and this Tenant Work Letter; provided that the Cost of Improvements shall not include any internal or third-party costs incurred by Landlord except as provided in Section 2(e).

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(c) Construction of Landlord’s TI Work. Following completion of the Approved TI Plans, Landlord shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of all Tenant Improvements. Upon receipt of such permits and approvals, Landlord shall, at Tenant’s expense (subject to Landlord’s payment of the Tenant Improvement Allowance and to the extent requested by Tenant, the Additional TI Allowance), construct and complete the Tenant Improvements substantially in accordance with the Approved TI Plans, subject to Unavoidable Delays and Tenant Delays (if any). Such construction of the Tenant Improvements and Landlord’s Work shall be performed in a neat, good and workmanlike manner, free of defects, using new materials and equipment of good quality, and shall materially conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed. Landlord shall cause Hathaway Dinwiddie, Landmark Builders and any other potential general contractors requested by Tenant and reasonably approved by Landlord to bid on general conditions and fee for construction of the Tenant Improvements on an open book basis and provide an estimate for the direct cost of the Tenant Improvements. All bids will be opened together with Landlord selecting the general contractor to construct the Tenant Improvements, subject to the reasonable approval of Tenant. Tenant shall also have the right to review all subcontractor competitive pricing budgets and approve all subcontractors engaged by the General Contractor, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall enter into a stipulated sum or guaranteed maximum price construction contract with the General Contractor in the amount of the construction costs approved by Landlord and Tenant.

(d) Changes.

(i) If Landlord determines at any time that changes in the Final TI Working Drawings or in any other aspect of the Approved TI Plans relating to any item of Landlord’s TI Work are required as a result of applicable law or governmental requirements, or are required at the insistence of any other third party whose approval may be required with respect to the Tenant Improvements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances and (B) at Tenant’s sole cost and expense, subject to Landlord’s payment of the Tenant Improvement Allowance and to the extent requested by Tenant, the Additional TI Allowance, cause revised Final TI Working Drawings to be prepared by the Architect and submitted to Tenant, for Tenant’s approval, which shall not be unreasonably withheld. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of such required changes on or before any deadline reasonably specified by Landlord (which shall not be less than three (3) business days after delivery thereof to Tenant) shall constitute and be deemed to be a Tenant Delay to the extent Landlord is delayed in completing Landlord’s TI Work.

(ii) If Tenant at any time desires any changes, alterations or additions to the Final TI Working Drawings, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a “Tenant Change Request”). Upon receipt of any such request, Landlord shall promptly notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord’s estimate of the number of days of delay, if any, which shall be caused in the construction

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of the Tenant Improvements by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord’s estimate of the increase, if any, which shall occur in the cost of design, permitting, project management and construction of the Tenant Improvements affected by such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within three (3) business days after receipt of such notice from Landlord, of Tenant’s approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord’s notice), then Landlord shall cause such Tenant Change Request to be implemented and Tenant shall be responsible for all actual costs or cost increases resulting from or attributable to the implementation of the Tenant Change Request, and any delays resulting therefrom shall be deemed to be a Tenant Delay (subject to Landlord’s payment of the Tenant Improvement Allowance, and to the extent requested by Tenant, the Additional TI Allowance). If Tenant fails to notify Landlord in writing of Tenant’s approval of such Tenant Change Request within said three (3) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

(e) Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Tenant Work Letter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including monitoring Tenant’s compliance with its obligations under this Tenant Work Letter and under the Lease (as amended) with respect to the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such delegation and request. Fees and charges of Project Manager for such services shall be at Tenant’s sole expense, subject to Landlord’s payment of the Tenant Improvement Allowance. Such fees shall equal the sum of (X) the product of (A) 2.65% and (B) the amount of the Tenant Improvement Allowance and Additional TI Allowance which Tenant elects to utilize, and (Y) the product of (C) 2.0% and (D) the amount of Tenant Funds Amount which Tenant elects to utilize.

3. Completion.

(a) When Landlord receives written certification from Architect that construction of the Tenant Improvements and Landlord’s Work has been completed in accordance with the Approved TI Plans and Section 3(e) below (except for Punch List Work), Landlord shall prepare and deliver to Tenant a certificate (or separate certificates for the Tenant Improvements and Landlord’s Work) signed by Landlord, Architect and General Contractor (the “Substantial Completion Certificate”) (i) certifying that the construction of the Tenant Improvements and Landlord’s Work has been substantially completed in a good and workmanlike manner in accordance with the Approved TI Plans and Section 3(e) below in all material respects, subject only to completion of Punch List Work, and specifying the date of that completion, and (ii)

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certifying that the Tenant Improvements and Landlord’s Work comply in all material respects with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery. Upon receipt by Tenant of the Substantial Completion Certificate and tender of possession of all of the Substitute Premises by Landlord to Tenant, and receipt of any certificate of occupancy or its legal equivalent, or other required sign-offs from any applicable governmental authority, allowing the legal occupancy of the Substitute Premises, the Tenant Improvements will be deemed delivered to Tenant and “Ready for Occupancy” for all purposes of the First Amendment (subject to Landlord’s continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the First Amendment or this Tenant Work Letter with respect to such Tenant Improvements).

(b) Immediately prior to delivery of the Substantial Completion Certificate for the Tenant Improvements and Landlord’s Work, Project Manager or other representatives of Landlord shall conduct one or more “walkthroughs” of the Substitute Building with Tenant and Tenant’s representatives, to identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items, following which Landlord shall diligently complete the Punch List Work reflected in such joint punch list. The Punch List Work shall be attached to the Substantial Completion Certificate, and shall not include damage caused by Tenant or any of Tenant’s agents in connection with any work performed by Tenant in the Substitute Premises, or required as a result of Tenant’s move-in to the Substitute Premises. At any time within thirty (30) days after delivery of such Substantial Completion Certificate, Tenant shall be entitled to submit one or more lists to Landlord supplementing such joint punch list by specifying any additional items of Punch List Work to be performed on the applicable Tenant Improvements and Landlord’s Work, and upon receipt of such list(s), Landlord shall diligently complete such additional Punch List Work. Promptly after Landlord provides Tenant with the Substantial Completion Certificate and completes all applicable Punch List Work for the Substitute Building, Landlord shall cause the recordation of a Notice of Completion (as defined in the California Civil Code) with respect to the Tenant Improvements.

(c) All construction, product and equipment warranties and guaranties obtained by Landlord with respect to the Tenant Improvements and Landlord’s Work shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant.

(d) Notwithstanding any other provisions of this Tenant Work Letter or of the Lease (as amended), if Landlord is delayed in substantially completing any of the Tenant Improvements as a result of any Tenant Delay, then notwithstanding any other provision of the First Amendment to the contrary, then the Substitute Premises shall be deemed to have been Ready for Occupancy on the date the Substitute Premises would have been Ready for Occupancy absent such Tenant Delay.

(e) Notwithstanding any other provisions of this Tenant Work Letter or of the First Amendment, Landlord shall be responsible, at Landlord’s sole cost and expense, and without deduction from the Tenant Improvement Allowance, to construct and deliver the Base Building and “Warm Shell” components of the Substitute Premises (“Landlord’s Work”), which shall consist of the items set forth on Schedule 1 to this Exhibit B and the work described in the last sentence of Section 6.2 of the Lease (the “Warm Shell Schedule”).

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(f) Construction of Additional Base Building Items. To the extent that the Final TI Working Drawings contain any structural items, or items which would not reasonably be categorized as “normal tenant improvements” under applicable GAAP standards (the “Additional Base Building Items”), then such Additional Base Building Items shall not be constructed as a part of the Landlord’s TI Work or the Tenant Improvements, but instead will be constructed by Landlord as a part of the Landlord’s Work. The cost of construction of the Additional Base Building Items (the “Additional Base Building Costs”) shall be borne by Landlord. Before commencing construction thereof, Landlord shall obtain a reasonable, good faith bid for the Additional Base Building Items from the General Contractor, which bid shall take into account all reasonable factors, including, without limitation, reasonable contingencies in connection therewith, Landlord shall notify Tenant of the amount of such bid (the “Estimated Base Building Costs”), and the amount of the Tenant Improvement Allowance shall be reduced by the amount of the Estimated Base Building Costs. Landlord shall have the right to disapprove any aspect of the Final TI Working Drawing that would result in Additional Base Building Costs in excess of the then remaining Tenant Improvement Allowance, so that, while the Tenant Improvement Allowance may be reduced, under no circumstances would Tenant be required to pay for any Additional Base Building Items with its own funds.

4. Payment of Costs.

(a) Tenant Improvement Allowance. Subject to any restrictions, conditions or limitations expressly set forth in this Tenant Work Letter or in the First Amendment or as otherwise expressly provided by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid or reimbursed by Landlord up to a maximum amount equal to $23,801,750.00 (the “Tenant Improvement Allowance”), which amount is being made available by Landlord to be applied towards the Cost of Improvements for the construction of the Tenant Improvements in the Substitute Premises. Tenant shall be responsible, at its sole cost and expense, for payment of the entire Cost of Improvements of the Tenant Improvements in excess of the Tenant Improvement Allowance (such excess amount is referred to herein as the “Tenant Funds Amount”), including (but not limited to) any costs or cost increases incurred as a result of delays (unless caused by Landlord), governmental requirements or unanticipated conditions (unless caused by Landlord), and for payment of any and all costs and expenses relating to any alterations, additions, improvements, furniture, furnishings, equipment, fixtures and personal property items which are not eligible for application of Tenant Improvement Allowance funds under the restrictions expressly set forth below in this paragraph, but Tenant shall be entitled to use or apply the entire Tenant Improvement Allowance toward the Cost of Improvements of the Tenant Improvements (subject to any applicable restrictions, conditions, limitations, reductions or charges set forth in the First Amendment or in this Tenant Work Letter) prior to being required to expend any of Tenant’s own funds for the Tenant Improvements. The funding of the Tenant Improvement Allowance shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord, Project Manager and Landlord’s lender (if any) may reasonably prescribe. Notwithstanding the foregoing provisions, under no circumstances shall the Tenant Improvement Allowance or any

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portion thereof be used or useable by Tenant for any moving or relocation expenses of Tenant or cabling expenses. Notwithstanding anything to the contrary herein, the Tenant Improvements shall not include (and Landlord shall be solely responsible for and the Tenant Improvement Allowance shall not be used for) the following: (a) costs incurred due to the presence of any Hazardous Materials in the Substitute Premises, if any, but with respect to removal and remediation of any such Hazardous Materials, only to the extent such removal or remediation is required by Applicable Laws enforced as of the date of this First Amendment for improvements in the Substitute Premises generally (as opposed to the specific Tenant Improvements) and to the extent the same required in order to allow Tenant to obtain a certificate of occupancy or its legal equivalent, for the Substitute Premises for the Permitted Use assuming a normal and customary occupancy density; (b) costs to bring the Project into compliance with Applicable Laws to the extent required in order to allow Tenant to obtain a certificate of occupancy or its legal equivalent, for the Substitute Premises for the Permitted Use assuming a normal and customary office occupancy density; (c) construction costs in excess of the contract amount stated in the contract with the General Contractor, as approved by Tenant (not to be unreasonably withheld), except for increases set forth in change orders approved by Tenant; (d) wages, labor and overhead for overtime and premium time unless approved by Tenant (which approval shall not be unreasonably withheld, conditioned or delayed); (e) attorneys’ fees incurred in connection with negotiation of construction contracts, and attorneys’ fees, experts’ fees and other costs in connection with disputes with third parties; (f) interest and other costs of financing construction costs; (g) costs incurred as a consequence construction defects or default by a contractor; (h) costs as a consequence of casualties; (i) penalties and late charges attributable to Landlord’s failure to pay construction costs; and (j) costs due to compliance with the soil management plan for the Project or its appendices.

(b) Additional TI Allowance. In addition to the Tenant Improvement Allowance, Tenant shall have the right, by written notice to Landlord given on or before the Substitute Premises Commencement Date, to use up to $25.00 per RSF of the Substitute Premises (i.e., up to $4,103,750.00) (the “Additional TI Allowance”) towards the payment of the costs of the Tenant Improvement Allowance Items. In the event Tenant exercises its right to use all or any portion of the Additional TI Allowance, Tenant shall be required to pay Landlord, commencing on the date the Tenant Improvements are completed (the “Additional Payment Commencement Date”), the “Additional TI Allowance Payment,” as that term is defined below, in consideration of Landlord provision of the Additional TI Allowance. The “Additional TI Allowance Payment” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional TI Allowance utilized by Tenant as the present value amount, (ii) a number equal to the number of full calendar months then remaining in the Substitute Premises Term as the number of payments, (iii) a monthly interest factor equal to 0.8333%, which is equal to ten percent (10%) divided by twelve (12) months per year, and (iv) the Additional TI Allowance Payment as the missing component of the annuity, and shall not be subject to annual escalations. Following the calculation of the Additional TI Allowance Payment, Landlord and Tenant will enter into a lease amendment in the form of Exhibit G attached to the Lease, to confirm the amount thereof.

(c) Tenant Funds. For additional funds required to complete the cost of the work, that are in excess of, or elected by the Tenant to be used in place of the Tenant Improvement Allowance, and the Additional TI Allowance, these shall be considered “Tenant Funds.” The total cost to construct the Tenant Improvements as managed by Landlord and the Project Manager

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under this Work Letter shall be the “Project Budget.” The Landlord understands that at the time of the agreed upon Guaranteed Maximum Price (GMP), the Tenant Funds amount is an estimate and exact costs will not be known until project closeout. The Tenant is required, at the time of agreement of the GMP, to provide a purchase order to the Landlord for the full estimated amount of the Tenant Funds, provided that Tenant shall not be required to make payment, if any, until the close out of the project and a true up of costs are provided to Tenant. In the event the Tenant Funds at project closeout are less than the amount agreed upon within the Project Budget, the Landlord will only bill the Tenant for the Tenant Funds that have been utilized. In the event the Tenant Funds exceed the amount agreed upon within the Project Budget, through added scope changes, the Tenant shall provide additional purchases orders to the Landlord, which will be included in the Tenant Change Request process that the Landlord’s representative administers.

5. No Agency. Nothing contained in this Tenant Work Letter shall make or constitute Tenant as the agent of Landlord.

6. Tenant Access. Provided that Tenant and its agents do not interfere with Contactor’s work in the Substitute Building and the Substitute Premises (provided all of Tenant’s agents retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements), Contractor and Landlord shall allow Tenant access to the Substitute Premises prior to the Substantial Completion of the Landlord’s TI Work without payment of Rent for the purpose of Tenant installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Substitute Premises and preparing the Substitute Premises for occupancy (and at any time after First Amendment execution as Tenant may reasonably request for purposes of design and planning). Prior to Tenant’s entry into the Substitute Premises as permitted by the terms of this Section 6, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Substitute Building or Substitute Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.

7. Miscellaneous. All references in this Tenant Work Letter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. In all instances where Landlord’s or Tenant’s approval is required, if no written notice of disapproval is given within the applicable time period, at the end of that period Landlord or Tenant shall be deemed to have given approval (unless the provision requiring Landlord’s or Tenant’s approval expressly states that non-response is deemed to be a disapproval or withdrawal of the pending action or request, in which event such express statement shall be controlling over the general statement set forth in this sentence) and the next succeeding time period shall commence. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated. Landlord hereby acknowledges that Tenant shall not be required to restore the initial Tenant Improvements constructed in the Substitute Premises pursuant to the terms of this Tenant Work Letter upon the termination of the Lease.

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8. Time Deadlines. Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with the Architect, General Contractor and Landlord to complete all phases of the construction drawings set forth in this Tenant Work Letter and the permitting process and to receive the permits as soon as possible after the execution of the. The applicable dates for approval of items, plans and drawings as described in this Tenant Work Letter are set forth and further elaborated upon in Schedule 3 to this Exhibit B attached hereto (the “Time Deadlines”), attached hereto. Tenant agrees to utilize commercially reasonable efforts to comply with the Time Deadlines.

9. Rooftop Space. Tenant hereby acknowledges that to the extent either (i) any portion of the Tenant Improvements, or (ii) any of Tenant’s equipment installed in the Substitute Premises, requires a portion of the roof to be utilized by Tenant, that Tenant shall only be permitted to utilize that certain portion of the roof designated as on Schedule 4 to this Exhibit B (the “Rooftop Space”).

10. Standard Tenant Improvement Package Specifications. Tenant hereby acknowledges that the Tenant Improvements are subject to the specifications set forth in the Tenant Improvement Construction Manual dated August 22, 2018.

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SCHEDULE 1

BASE BUILDING “WARM SHELL” DELIVERY CONDITION

SCHEDULE 1 -1-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

The Cove at Oyster Point

Building 5

181 Oyster Point Boulevard

South San Francisco, CA 94080

Warm Shell Landlord Delivery Condition

DESCRIPTION

SITEWORK
1.	Exterior hardscape and landscape, including site lighting, perimeter sidewalks, street curbs, miscellaneous site furnishings, and bio-retention basins
2.	Surface parking lot
3.	Bike lockers located in campus site and podium parking garage for pro rata allocation amongst Tenants
4.	Campus electrical vehicle charging stations for pro rata allocation amongst Tenants
5.	Exterior amenities space including all hardscape and landscape, lighting, and recreational infrastructure (volleyball/basketball sport court, bocce ball, trellis, 2nd floor root terrace above Building 6 garage)
6.	Bus stop wind screens for local commuter shuttle service
7.	Service yard foundation, structure, covered enclosure, and waterproofing for trash containers and dedicated nitrogen storage area for allocation amongst tenants in multiple buildings subject to landlord review and approval
8.	Foundation and enclosure for Landlord provided diesel powered emergency generator
9.	Loading dock with at-grade shipping/receiving area with one (1) hydraulic scissor lift

STRUCTURE
1.	Pile supported structural slab-on-grade foundation system consisting of steel-reinforced concrete auger-cast piles, pile caps, and horizontal grade beams
2.	Steel superstructure consisting of steel columns, girders, beams, and concrete slab on composite metal deck, with live load capacity of 125 psf (reducible)
3.	Type IB construction, code required primary structural fireproofing
4.	Slab edge fire safing
5.	Lateral seismic system utilizing buckling-restrained braced frames. Importance factor is 1.0
6.	Roof deck framing with live load capacity of 20 psf
7.	Mechanical platform and roof penthouse with live load capacity of 50 psf
8.	Roof screen
9.	Floor to floor height of 17’, all floors (podium at 14’)
10.	Framed openings for Base Building utility risers
11.	Stairs and stair enclosures per code requirements, including enclosure doors, handrails, and guardrails. Root penthouse access for one (1) set of stairs
12.	Window washing davit bases and arms

The Cove at Oyster Point – Warm Shell Landlord Delivery Conditions: Building 5 – V3.0 August 28, 2018

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DESCRIPTION

13.	Miscellaneous metals items and/or concrete pads for Base Building equipment

ROOFING
1.	60 MIL single-ply thermoplastic polyolefin (TPO) white or gray roof membrane
2.	Rigid insulation, flashing, and sealants
3.	Roofing penetrations for Base Building equipment/systems
4.	Walkway pads along roof perimeter, outside of screened area

EXTERIOR
1.	Non Load-bearing glazed aluminum curtain wall and glass fiber reinforced concrete (GFRC) panel building enclosure system
2.	Building entrances and openings
3.	Freight elevator access in Podium
4.	Telescoping gate at loading dock area

COMMON AREAS
1.	Podium parking area with card reader controlled lift gate and roll-up doors
2.	Build-out of Main Lobby
3.	Stair enclosures painted at all building levels
4.	Two (2) B-Occupancy Chemical Storage Rooms with 1-hour fire rated assembly, depressed pit (18”), and 100% outside air ventilation 900 cfm total for each room.
5.	Main Electrical Room
6.	Emergency Electrical Room
7.	Domestic Pump Room
8.	Fire Booster Pump Room
9.	Elevator Control Room
10.	Telecommunications Main Point of Entry (MPOE) Room
11.	Service Yard/Loading Dock Area, including space for trash enclosure, nitrogen storage (for nitrogen use only; allocation subject to Landlord review approval), and generator enclosure
12.	Amenities Space including food service, fitness center, and recreational area (located in Building 3)
13.	Roof Terrace space (located above Building 6 podium parking)

ELEVATORS
1.	Two (2) passenger elevators; 3,500 lbs., 350 fpm
2.	One (1) freight elevator; 5,000 lbs., 200 fpm
3.	Recessed elevator pits for three (3) elevators
4.	Seismic restraints inside freight elevator
5.	EPS Express Priority Service at freight elevator

TENANT AREAS
1.	Restroom Cores: one (l) set per floor including Men’s and Women’s Restrooms with (1) ADA shower each with bench and lockers, ceramic tile floors and wet walls, solid surface countertops, floor mounted metal partitions, hard lid ceiling, down lights and ADA low-flow plumbing fixtures
2.	Janitor Closet – one (1) per floor

The Cove at Oyster Point – Warm Shell Landlord Delivery Conditions: Building 5 – V3.0 August 28, 2018

SCHEDULE 1 -3-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

DESCRIPTION

3.	Stud wall framing at restroom core to underside of slab
4.	Partial fire-rated assembly at restroom core to 6” above ceiling
5.	Electrical Room – one (1) per floor consisting of concrete floor, unfinished drywall and taped walls, no ceiling
6.	Intermediate Distribution Frame (IDF) Room – one (1) per floor consisting of concrete floor, unfinished drywall and taped walls, no ceiling
7.	Landlord-maintained retractable davit arms stored in ground floor storage room.
8.	Freight elevator lobby on floors 2-5
9.	Finishes at common corridors on floors with multiple Tenants
10	Shaft enclosures for Base Building system risers

FIRE PROTECTION
1.	Wet fire protection system: risers, distribution piping, and sprinkler heads for core areas
2.	Primary distribution and sprinkler heads adequate for “Ordinary Hazard Group 2” for core and shell coverage
3.	Fire extinguisher cabinets at core areas
4.	Fire safing at Base Building vertical penetrations, including penetrations for mechanical, electrical, and plumbing systems
5.	Fire booster pump room including fire department connection, alarm valve and fire sprinkler booster pump.

PLUMBING
1.	Building storm and overflow drainage system, including site underground storm sewer system and connection to storm sewer mains
2.	Sand/Oil separator with connection to street
3.	Domestic water service with backflow prevention and Base Building risers to Tenant spaces
4.	Domestic water booster pump
5.	Building lab waste consisting of underslab piping under podium parking, risers, and stubs in Tenant space
6.	Lab waste sewer connection to sanitary sewer, lab waste sampling port at connection
7.	Water heater on 2nd and 4th floor, inside Janitors Closet serving core Restrooms.
8.	Domestic sanitary sewer connection to street
9.	Main water meter and irrigation meter
10.	Core restroom plumbing fixtures compliant with accessibility requirements

NATURAL GAS
1.	Medium pressure natural gas service to Building
2.	Natural gas riser to the roof and service to Base Building boilers

HEATING, VENTILATION, AIR CONDITIONING
1.	Two (2) 109,000 cfm 100% outside air roof mounted air handlers serving Tenant lab spaces, allocation to Tenant space: standard 27,250 cfm per unit per floor (connected to standby power)

The Cove at Oyster Point – Warm Shell Landlord Delivery Conditions: Building 5 – V3.0 August 28, 2018

SCHEDULE 1 -4-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

DESCRIPTION

2.	Two (2) 42,000 cfm supply/return root mounted air handlers serving Tenant office spaces, allocation to Tenant space: standard 10,500 cfm per unit per floor
3.	Three (3) 3,300 MBH input gas fired hot water boilers (connected to standby power)
4.	Two (2) 420 ton centrifugal chillers
5.	Chilled Water Pipe Risers, stubbed into tenant space. Chilled Water (Per Floor) supply & return future capped Valves 2” Chilled water stub outs not meant for 24/7 systems
6.	Cooling only split system for base building MPOE Room
7.	Two (2) 420 ton cooling towers
8.	Secondary mechanical equipment, including pumps, roof ducting, piping, valves, manifolds, etc. to support Base Building mechanical systems
9.	Hot water (Per Floor) Supply & return future capped valves 3”
10.	Reheat coils within building lobby
11.	Vertical supply air duct risers
12.	Vertical return air duct risers
13.	Horizontal supply air distribution: ducting, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within building lobby
14.	Two (2) roof mounted dilution lab exhaust fan systems with 109,000 cfm capacity each, allocation to Tenant space: (connected to standby power)
15.	Restroom exhaust for Base Building restrooms
16.	Ventilation system for Base Building Electrical Room
17.	Exhaust fan, side wall grille supply, and fire smoke dampers for ventilation of Base Building Electrical Rooms on each floor
18.	Building Management System (BMS) for core area and Landlord infrastructure

ELECTRICAL
1.	Site campus medium voltage distribution system with connection to PG&E grid
2.	5,000 amp 480/277V Base Building substation with underground primary feeder to campus main switchgear
3.	One (1) 1500 kW diesel standby power generator
4.	Standby power 1,200amps 480/277V bus duct riser providing 300amps per floor
5.	Ground bar per floor connecting back to the Main Electric Room
6.	Normal and Standby power available at roof for tenant utility loads
7.	Automatic transfer switch for Tenant load
8.	Lighting and power distribution for core areas separated from tenant loads
9.	Base Building common area life safety emergency lighting/signage
10.	Two (2) 4” sleeves in IDF rooms for future Tenant cell network infrastructure.
11.	Emergency Responder Radio Coverage System (ERRCS) consisting of head-end system, roof-mounted antenna, and 2” conduit risers in stair shafts. No coverage within Tenant premises.

The Cove at Oyster Point – Warm Shell Landlord Delivery Conditions: Building 5 – V3.0 August 28, 2018

SCHEDULE 1 -5-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

DESCRIPTION

FIRE ALARM
1.	Base Building fire alarm system with devices in core areas (connected to standby power)
2.	Fire Alarm Termination Cabinet (FATC) within each Electrical Room

TELEPHONE/DATA
1.	Underground local fiber optic & telephone conduit only to Main Point of Entry (MPOE) Room
2.	Two (2) 4” conduit risers from MPOE to Intermediate Distribution Frame (IDF) Room on each floor
3.	Sleeves for future conduit riser from IDF Rooms to the roof; Landlord approval required for usage
4.	Underground conduit to be shared with base building uses consisting of two (2) 4” conduits for campus intertie, two (2) 4” conduits for AT&T; two (2) 4” conduits for security and (1) 4” & (1) 2” conduit for Comcast.

SECURITY
1.	Card access at Building entries
2.	Video surveillance and intercom system at entrance and receiving doors of the Building
3.	Main Lobby desk for future security operations. Security guard scope TBD

The Cove at Oyster Point – Warm Shell Landlord Delivery Conditions: Building 5 – V3.0 August 28, 2018

SCHEDULE 1 -6-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

SCHEDULE 2

LEED REQUIREMENTS

LEADERSHIP IN ENERGY AND ENVIRONMENTAL DESIGN (LEED)

1.	BASE BUILDING LEED CERTIFICATION

The following is a list of LEED pre-requisites and credits that all Tenants are required to meet for their associated Tenant-occupied spaces beyond the current Core and Shell project scope, to maintain the Core and Shell LEED Silver Certification. By signing the Lease, Tenants are agreeing to comply with all of the outlined requirements.

•	Location & Transportation Credit, Reduced Parking Footprint

•	Projects must achieve a minimum of 40% reduction from the base ratios.

•	Location & Transportation Credit, Bicycle Facilities

•

Long term bicycle storage facilities shall cater to at least 5% of regular building occupants, but no fewer than 2 storage spaces. Short term bicycle storage will include a minimum of 2 bicycle parking spaces for every 5000 sq.ft.

•	Water Efficiency Credit, Indoor Water Use Reduction

•	All toilets in the core or those that are Tenant-installed shall be dual-flush toilets or “high-efficiency,” using 1.28 gallons per flush (gpf) or less.

•	All urinals shall be waterless or ultra low-flow e.g., 0.125 gpf or less.

•	Bathroom faucets are required to have flow restrictors limiting flow to .5 gallons per minute (gpm).

•	Kitchen and breakroom faucets to allow 1.8 gpm.

•	All newly installed toilets, urinals, private lavatory faucets, and showerheads that are eligible for labeling must be WaterSense labeled

•	Energy and Atmosphere Prerequisite, Minimum Energy Performance, and Credit, Optimize Energy Performance

•	Envelope must meet the following requirements:

•	Walls: U = 0.082

•	Roof: U = 0.039

•	Curtain Glazing: U = 0.27, SHGC = 0.29 (Viracon)

•	Mechanical (Based on B3) systems must comply with the following:

•	Chiller Efficiency: 0.549 kw/ton

•	Boiler Efficiency: 93%

•	Plumbing (Based on B3) must comply with the following:

•	Water heater efficiency: 96%

•	Lighting recuirements are as follows:

•	Office Spaces > 250 ft2: 0.75 w/sf

•	Office Spaces < 250 ft2: 1.0 w/sf

•	Lab Spaces: 1.4 w/sf

•	Energy and Atmosphere Credit, Enhanced Refrigerant Management

SCHEDULE 2 -7-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

•

Tenants should specify HVAC systems that minimize refrigerant impact by avoiding refrigerants entirety or using systems that have an ozone depletion potential (ODP) of zero and a global warming potential (GWP) of less than 50

•	Energy and Atmosphere Credit, Advanced Energy Metering

•

Install new or use existing tenant-level energy meters to provide tenant-level data representing total tenant energy consumption (electricity, natural gas, chilled water, steam, fuel oil, propane, biomass, etc.). Utility-owned meters are acceptable.

•

Commit to sharing with USGBC the resulting energy consunmption data and electrical demand data (if metered) for a five-year period beginning on the date the project accepts LEED certification. At a minimum, energy consumption must be tracked at one-month intervals.

•	Indoor Environmental Quality Prerequisite, Minimum Indoor Air Quality (IAQ) Performance

•	Tenant-installed mechanical ventilation systems must meet the requirements of ASHRAE 62.1-2010 Section 4-7.

•	Indoor Environmental Quality Credit, Enhanced Indoor Air Quality Strategies

•

All rooms that contain chemicals or pollutants (such as copy rooms, photo labs, laundry, and janitorial rooms) must be built with deck-to-deck full-height walls and self-closing doors, separate ventilation systems with minimum .50 cfm/sqft exhaust fans, and containment drains for appropriate disposal of hazardous liquids

•	Walk off mats are installed at all building main entrances as part of the core and shell scope.

•	744331.07/WLA

•	375072-0000l/12-9-15/gin/gin

•	Tenants must also install MERV-13 filters for all return and outside air intakes in regularly occupied mechanically ventilated spaces

•

For mechanical ventilation systems that predominantly serve densely occupied spaces (those with a design occupant density greater than or equal to 25 people per 1000 sq. ft), Tenants shall install a CO2 sensor within each densely occupied space.

•

For all other mechanical ventilation systems, provide an outdoor airflow measurement device capable of measuring the minimum outdoor airflow rate at all expected system operating conditions within 15 percent of the design minimum outdoor air rate.

•	Indoor Environmental Quality Credit, Thermal Comfort

•	HVAC design must meet requirements of ASHRAE 55-2010, specifically in reference to air temperature, radiant temperature, humidity, and air speed

2.	TENANT IMPROVEMENT LEED CERTIFICATION

All Tis are required to achieve and obtain ID+C LEED Silver certification.

SCHEDULE 2 -8-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

SCHEDULE 3

TIME DEADLINES

GBT TI

The Cove – Building 5, Floors 2-5

181 Oyster Point Blvd.

South San Francisco, CA

Updated 8/23/18

Tenant Improvement Milestone Schedule

02/01/2019	TI Design Commencement

03/25/2019	Tenant Submission of Final Equipment List

04/01/2019	Tenant Approval of Schematic Plans

05/31/2019	Tenant Submission of HMIS

06/14/2019	Tenant Approval of Final TI Working Drawings

06/14/2019	Anticipated Submittal of Permit Documents (Final TI Working Drawings) to City

07/05/2019	Tenant Approval of Final Project Budget

07/19/2019	Anticipated Construction Commencement

03/15/2020	Anticipated Substantial Completion/Occupancy

SCHEDULE 3 -1-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

SCHEDULE 4

ROOFTOP SPACE

ZONE 5
ZONE 1
ZONE 2
ZONE 3
ZONE 4
ZONE 5
ZONE 1
ZONE 4
ZONE 3
ZONE 4
ZONE 2
PENTHOUSE LEVEL

GENERAL NOTES

KEYED NOTES

LEGEND

POTENTIAL TENANT ROOF ZONES	
ZONE 1	2ND FLOOR USE
ZONE 2	3RD FLOOR USE
ZONE 3	4TH FLOOR USE
ZONE 4	5TH FLOOR USE
ZONE 5	LANDLORD USE

DES
ARCHITECTS
ENGINEERS

HCP LIFE SCIENCE ESTATES
400 OYSTER POINT BLVD.
SOUTH SAN FRANCISCO, CA 94080

BCOP PHASE 4
BUILDING 5

181 OYSTER POINT BLVD.
SOUTH SAN FRANCISCO, CA
94080

PENTHOUSE LEVEL PLAN

9854.351

5

A2.06

SCHEDULE 4 -1-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

EXHIBIT C

FORM OF AMENDMENT FOR TENANT MAINTENANCE RESPONSIBILITIES

AMENDMENT TO LEASE

This _____________ AMENDMENT TO LEASE (“Amendment”) is made and entered into as of ____________ ___, 20___, by and between HCP OYSTER POINT III LLC, a Delaware limited partner (“Landlord”), and GLOBAL BLOOD THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Lease dated March 17, 2017, (the “Lease”), as amended by that certain First Amendment to Lease dated _______, 2018 (the “First Amendment”) pursuant to which Tenant leases 164,150 rentable square feet of space (the “Premises”) comprising the entirety of the building located at 181 Oyster Point Boulevard, South San Francisco, California 94080 (the “Substitute Building”). The Original Lease and the First Amendment are collectively, the “Lease.”

B. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2. Repairs. Effective as of _______, 20___, Article 7 of the Original Lease is deleted in its entirety and replaced with the following:

“7. REPAIRS

7.1 Tenant Repair Obligations. Tenant shall, throughout the Term, at its sole cost and expense, maintain, repair, or replace as required, the Premises and Building and every part thereof in a good standard of maintenance, repair and replacement as required, and in good and sanitary condition, all in accordance with the standards of First Class Life Sciences Projects, except for Landlord Repair Obligations, whether or not such maintenance, repair, replacement or improvement

EXHIBIT C -1-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

is required in order to comply with applicable Laws (“Tenant’s Repair Obligations”), including, without limitation, the following: (1) interior glass, windows, window frames, and window casements (including the repairing, resealing, cleaning and replacing of interior windows); (2) interior doors, door frames and door closers; (3) interior lighting (including, without limitation, light bulbs and ballasts); (4) the plumbing, sewer, drainage, electrical, fire protection, life safety and security systems and equipment, existing heating, ventilation and air-conditioning systems, and all other mechanical, electrical and communications systems and equipment (collectively, with the elevator in the Building, the “Building Systems”), including without limitation (i) any specialty or supplemental Building Systems installed by or for Tenant and (ii) all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (5) all communications systems serving the Premises; (6) all of Tenant’s security systems in or about or serving the Premises; (7) Tenant’s signage; (8) interior demising walls and partitions (including painting and wall coverings), equipment, floors, and any roll-up doors, ramps and dock equipment; and (9) the Building HVAC system and equipment. Tenant shall additionally be responsible, at Tenant’s sole cost and expense, to furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and, to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing.

7.2 Service Contracts. Subject to the Landlord Repair Obligations, all Building Systems, (other than the elevator), including HVAC, main electrical, plumbing and fire/life-safety systems, shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable first-class condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Building Systems, (iii) in accordance with applicable Laws. To perform such work, Tenant shall contract with qualified, experienced professional third party service companies (a “Service Contract”). Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to each Building’s mechanical and main electrical systems, including life safety and the central plant (“Preventative Maintenance Records”). In addition, upon Landlord’s request, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the Preventative Maintenance Records.

7.3 Landlord’s Right to Perform Tenant’s Repair Obligations. Tenant shall notify Landlord in writing at least ten (10) business days prior to performing any Tenant’s Repair Obligation which may have a material, adverse effect on the Building Systems or which is reasonably anticipated to cost more than $100,000.00. Upon receipt of such notice from Tenant, Landlord shall have the right to either (i) perform such material Tenant’s Repair Obligation by delivering notice of such election to Tenant within ten (10) business days following receipt of Tenant’s

EXHIBIT C -2-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

notice, and Tenant shall pay Landlord the cost thereof (including Landlord’s reasonable out-of-pocket costs incurred in connection therewith) within thirty (30) days after receipt of an invoice therefor, or (ii) require Tenant to perform such Tenant’s Repair Obligation at Tenant’s sole cost and expense. If Tenant fails to perform any Tenant’s Repair Obligation within a reasonable time period after written notice thereof from Landlord, as reasonably determined by Landlord, then Landlord may, but need not, following delivery of notice to Tenant of such election, make such Tenant Repair Obligation, and Tenant shall pay Landlord the cost thereof, (including Landlord’s reasonable supervision fee) within thirty (30) days after receipt of an invoice therefor.

7.4 Landlord Repair Obligations. Landlord shall be responsible for repairs to and routine maintenance of (i) the exterior glass, exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, including, without limitation, any painting, sealing, patching and waterproofing of exterior walls, and (ii) repairs to the elevator in the Building and underground utilities, except to the extent that any such repairs are required due to the negligence or willful misconduct of Tenant (the “Landlord Repair Obligations”); provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Costs expended by Landlord in connection with the Landlord Repair Obligations shall be included in Operating Expenses to the extent allowed pursuant to the terms of Article 4, above. Landlord shall cooperate with Tenant to enforce any warranties that Landlord holds that could reduce Tenant’s maintenance obligations under this Lease.

7.5 Tenant’s Right to Make Repairs. Notwithstanding any provision to the contrary contained in this Lease, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord under this Lease with respect to repair and/or maintenance required in the Premises, including repairs to the portions of the Building located within the Premises that are Landlord’s responsibility under Section 7.4 (the “Base Building”), which event or circumstance with respect to the Base Building materially and adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of said notice (unless Landlord’s obligation cannot reasonably be performed within thirty (30) days, in which event Landlord shall be allowed additional time as is reasonably necessary to perform the obligation so long as Landlord begins performance within the initial thirty (30) days and diligently pursues performance to completion), or, in the event of an Emergency (as defined below), not later than five (5) business days after receipt of such notice, then Tenant shall have the right to undertake such actions as may be reasonably necessary to make such repairs if Landlord thereafter fails to commence corrective action within five (5) business days following Landlord’s receipt of a second written notice from Tenant specifying that Tenant will undertake such actions if Landlord fails to timely do so (provided

EXHIBIT C -2-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

that such notice shall include the following language in bold, capitalized text: “IF LANDLORD FAILS TO COMMENCE THE REPAIRS DESCRIBED IN THIS LETTER WITHIN FIVE (5) BUSINESS DAYS FROM LANDLORD’S RECEIPT OF THIS LETTER, TENANT WILL PERFORM SUCH REPAIRS AT LANDLORD’S EXPENSE”; provided, however, that in no event shall Tenant undertake any actions that could materially or adversely affect the Base Building. Notwithstanding the foregoing, in the event of an Emergency, no second written notice shall be required as long as Tenant advises Landlord in the first written notice of Tenant’s intent to perform such Emergency repairs if Landlord does not commence the same within such five (5) business day period, utilizing the language required in second notices. If such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such five (5) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of the reasonable out-of-pocket third-party costs and expenses actually incurred by Tenant in taking such action. If Tenant undertakes such corrective actions pursuant to this Section 7.3, then (a) the insurance and indemnity provisions set forth in this Lease shall apply to Tenant’s performance of such corrective actions, (b) Tenant shall proceed in accordance with all applicable laws, (c) Tenant shall retain to perform such corrective actions only such reputable contractors and suppliers as are duly licensed and qualified, (d) Tenant shall effect such repairs in a good and workmanlike and commercially reasonable manner, (e) Tenant shall use new or like new materials, and (f) Tenant shall take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Building. Promptly following completion of any work taken by Tenant pursuant to the terms of this Section 7.5, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto, and Landlord shall reimburse Tenant the amounts expended by Tenant in connection with such work, provided that Landlord shall have the right to reasonably object if Landlord claims that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive). For purposes of this Section 7.5, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Base Building, or creating a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations.”

3. Generator. Effective as of _______, 20___, Section 6.5 of the Original Lease is deleted in its entirety and replaced with the following:

“6.5 Generator. Tenant shall have the right to connect to the Building back-up generator, which Landlord shall install as part of Landlord’s Work (the “Generator”), for Tenant’s Share of the Generator’s capacity available to tenants of the Building to provide back-up generator services to the Premises. During the Lease Term, Tenant shall maintain such Generator at Tenant’s sole cost and expense. Notwithstanding the foregoing, Landlord shall not be liable for any damages whatsoever resulting from any failure in operation of the Generator, or the

EXHIBIT C -4-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]

failure of the Generator to provide suitable or adequate back-up power to the Premises, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom. Tenant’s obligations with respect to the Premises, including the insurance and indemnification obligations contained in Article 10, below, shall apply to Tenant’s use of the Generator and Tenant shall carry industry standard Boiler and machinery insurance covering the Generator. Tenant shall maintain all required permits in connection with the Generator throughout the Lease Term. Tenant shall leave the Generator in place upon the expiration or earlier termination of this Lease, surrender the Generator (and shall transfer to Landlord all permits maintained by Tenant in connection with the Generator during the Lease Term) concurrent with the surrender of the Premises to Landlord as required hereunder in good operating and working order, with all permits current.”

4. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:	TENANT:

HCP OYSTER POINT III LLC, a Delaware limited liability company	GLOBAL BLOOD THERAPEUTICS, INC., a Delaware corporation

By:	By:

Name:	Name:

Its:	Its:

EXHIBIT C -5-	THE COVE AT OYSTER POINT [First Amendment] [Global Blood Therapeutics, Inc.]